EXHIBIT 10.26
SUMMARY OF NAMED EXECUTIVE OFFICERS’ COMPENSATION FOR FISCAL 2008
Base Salaries. Following are the current annual salaries for the executive officers of Pacific Sunwear of California, Inc. (the “Company”) who will appear on the Summary Compensation Table included in the Company’s proxy statement to be filed with the Securities and Exchange Commission for the Company’s 2008 Annual Meeting of Shareholders (the “Named Executive Officers”):

Named Executive Officer	Title	Annual Base Salary
Sally Frame Kasaks	Chairman of the Board and Chief Executive Officer	$1,250,000
Michael L. Henry	Senior Vice President, Chief Financial Officer and Secretary	$300,000
Thomas M. Kennedy	Division President, PacSun	$620,000
Annual Bonuses. The Company provides each of the Named Executive Officers with an annual incentive bonus opportunity based on the Company’s achievement of budgeted operating income. Ms. Kasaks’ target incentive bonus is 100% of her base salary with a maximum incentive bonus of 200% of her base salary. Mr. Henry’s target incentive bonus is 50% of his base salary with a maximum incentive bonus of 100% of his base salary. Mr. Kennedy’s target incentive bonus is 75% of his base salary with a maximum incentive bonus of 150% of his base salary.
Additional Compensation. The Named Executive Officers are also entitled to participate in various Company plans, and are subject to other written agreements, in each case as set forth in exhibits to the Company’s filings with the Securities and Exchange Commission. In addition, the Named Executive Officers may be eligible to receive perquisites and other personal benefits as disclosed in the Company’s proxy statements filed with the Securities and Exchange Commission in connection with the Company’s annual meetings of shareholders.